Exhibit 10.2

Denny’s 2010 Long-Term Performance Incentive Program

Program Concept

The Compensation and Incentives Committee of the Board of Directors (the “Compensation Committee”) has approved the 2010 Long-Term Performance Incentive (LTPI) Program, an incentive compensation program pursuant to and subject to the Denny’s Corporation 2004 Omnibus Incentive Plan.

Under the program, participants are granted a target number of performance shares and a target cash award. From 0% to 150% of the target number of performance shares and the target amount of cash may be earned based on the results of Denny’s Total Shareholder Return (TSR), discussed further below. Once earned, the performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis.

The number of shares and the percentage of the cash target earned will be contingent upon Denny’s TSR results as compared to its peers (refer to Peer Group listed below).

Please refer to your individual award agreement for your target number of performance shares and target cash award.

Your award agreement and the 2004 Omnibus Incentive Plan govern the terms of this award. Please read these documents carefully.  If any term in this document conflicts with the award agreement, the terms of the award agreement will control the award.

Eligibility

Vice Presidents and above are eligible for the 2010 performance long-term incentive awards.  At the discretion of the Executive Committee, and with approval by the Compensation Committee, certain director-level and senior director-level employees may be eligible for these awards based on individual performance and contributions to the Company.

Performance Period & Vesting Schedule

The performance period will be the three-year fiscal period beginning December 31, 2009 and ending December 26, 2012.  Performance shares will vest and be earned at the end of the performance period.  Participants will have no voting or dividend rights until the shares are distributed. The cash award will also vest and be earned at the end of the performance period.

Participants must be employed on the vesting date in order to vest in the award (except in cases of death or disability, or otherwise as noted below).  Termination for cause results in forfeiture of all unpaid awards, including otherwise vested awards.

How Performance Is Measured

Performance will be measured based on the Total Shareholder Return (TSR) of Denny’s stock compared to the Total Shareholder Returns of the stocks of Denny’s Peer Group over the three-year performance period.

TSR combines share price appreciation and dividends paid to show the total return to the shareholder.  TSR will be calculated as follows:

TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price

A 20-trading day average will be used to determine the beginning and ending stock prices for Denny’s and its Peer Group.  Based on this definition, Denny’s beginning stock price as of December 31, 2009 is $2.38.

Denny’s TSR performance ranking compared to its Peer Group determines the payout level as shown below.

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target
Below Threshold	< 25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

Note: Linear interpolation will be used to determine payouts which fall between given points on this scale.

Peer Group

Denny’s TSR will be measured against the TSR of the following twenty peer companies:

Bob Evans Farms
Brinker International
Buffalo Wild Wings
Burger King
California Pizza Kitchen
CKE Restaurants
Cracker Barrel
Darden Restaurants
DineEquity
Domino’s Pizza
Jack in the Box
O’Charley’s
Panera Bread
Papa John’s International
Red Robin
Ruby Tuesday
Sonic Corporation
Steak & Shake
Texas Roadhouse
Wendy’s/Arby’s Group

Form and Timing of Payout, and Taxation

Participants will receive their earned shares and cash as soon as practicable following the end of the performance period, but no later than January 31, 2013.   Participants will be taxed on the value of the vested shares and the vested cash on the date of payout. All applicable federal, state, and local taxes will be withheld from the payment due to the participant.  The closing stock price of Denny’s stock on the last trading day preceding the date of payout will be used to determine the taxable value of the shares.

It is intended that the payments under the LTPI Program shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.  The Program shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the Program is not warranted or guaranteed.  Neither the Company, its affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a participant in the Program) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of the LTPI Program.

Impact of Termination Events

Participation in the Plan does not constitute an offer or guarantee of employment.  The table below shows the impact of various termination events and a change in control:

Termination Event	Payout
Death or disability
• Termination due to death or disability prior to vesting will result in pro rata vesting  of the amount earned, calculated  at the end of the quarter following the termination due to death or disability, and paid out as soon as administratively practicable thereafter.
• Termination due to death or disability occurring between the vesting and payout dates will result in no change to the amount that would have been paid had the termination event not occurred.

Termination for Cause	• Vested but unpaid and unvested awards will be forfeited. No payout will occur even if awards had vested.
Voluntary Termination (Resignation, Retirement)	• Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Involuntary Termination Not for Cause	• Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Change in Control
• Vested but unpaid awards will be paid out in accordance with the regular payout schedule, but no later than the date of the Change in Control.  Unvested awards will be deemed to be fully earned based on actual performance up to the date of the Change in Control, and will be paid out as soon as practicable but in no event sooner than 15 days or later than 60 days following the Change in Control.

Impact on Other Plans

Awards are not considered pay for purposes of Denny’s retirement or welfare plans. There will be no specific deferral opportunities under this plan.